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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB Number        3235-0287
    LONGER SUBJECT TO                                                                                   Expires: December 31, 2001
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     Hours per response .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   Sardini        Ann                           Weight Watchers International, Inc. (WTW)           Director             10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below
  c/o Weight Watchers International, Inc.       Person, if an entity                                Vice President, Chief
                                                (Voluntary)                March 19, 2003                Financial Officer
--------------------------------------------                            ------------------------------------------------------------
                                                                                            7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
  175 Crossways Park West                                                 (Month/Day/Year)    ___Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
  Woodbury      New York            11797
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1. Title of   2. Trans-   2A. Deemed    3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action       Execution    action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date         Date         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                              if any       (Instr. 8)                                    Owned at End      Direct        Bene-
                 (Month/      (Month/                                                    of Month          (D) or        ficial
                 Day/         Day/         ------------------------------------------    (Instr. 3         Indirect      Owner-
                 Year)        Year)                                  (A) or              and 4)            (I)           ship
                                           Code    V       Amount    (D)     Price                         (Instr. 4)    (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3-99)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date       (Instr. 8)     quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                    -------------------
                                                                                                      Date     Expira-
                                                                                                      Exer-    tion
                                                                                                      cisable  Date
                                                             ----------------------------------------------------------------------
                                                                   Code    V        (A)        (D)
      -----------------------------------------------------------------------------------------------------------------------------
 Options (right to buy)                $42.27        03-17-03        A             20,000            12-30-05   01-12-08
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7. Title and Amount of Under-       8. Price   9. Number         10. Owner-     11. Nature
   lying Securities                    of         of Deriv-          ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative              Form           direct
                                       ative      Securi-            of De-         Bene-
                                       Secur-     ties               rivative       ficial
                                       ity        Bene-              Secu-          Own-
                                       (Instr.    ficially           rity:          ership
                                       5)         Owned              Direct         (Instr. 4)
   -----------------------                        at End             (D) or
   Title         Amount or                        of Month           Indi-
                 Number of                        (Instr. 4)         rect (I)
                 Shares                                              (Instr. 4)
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   Common Stock,   20,000                         120,000            D
   no par value                                   See Note 1
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Explanation of Responses:




                                                                                       /s/ Ann Sardini               March 19, 2003
                                                                               -----------------------------------  --------------
**Intentional misstatements or omissions of facts constitute                     **Signature of Reporting Person        Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        Ann Sardini

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Note 1: Explanation of Responses: 1) Options for 100,000 shares were granted on April 29, 2002 that vest on the following schedule:
        20% on April 29, 2003; 20% on April 29, 2004; 20% on April 29, 2005; 20% on April 29, 2006; and 20% on April 29, 2007.


                                                                                                                                (2)
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